Exhibit 99.2

上海市浦东新区世纪大道8号国金中心二期10-11层 邮政编码：200120

Level 10 & 11, Two IFC, No. 8 Century Avenue, Pudong New Area, Shanghai 200120, PRC

电话/Tel：(8621) 6061 3666 传真/Fax：(8621) 6061 3555

网址：www.zhonglun.com

LEGAL OPINION

To	Yatsen Holding Limited

32-35, 38/F, Poly Midtown Plaza

No.23 East Xuanyue Street, Haizhu District

Guangzhou 510330

People’s Republic of China

[*], 2020

Dear Sir/Madam:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, for the purpose of this legal opinion (this “Opinion”), excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and are qualified to issue this Opinion on the PRC Laws (as defined bselow).

We act as the PRC counsel to Yatsen Holding Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of its American Depositary Shares (the “ADSs”), each representing a certain number of Class A ordinary shares of par value US$0.00001 per share of the Company (together with the ADSs, the “Offered Securities”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), and (b) the Company’s proposed listing of the Offered Securities on the New York Stock Exchange.

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company, the WFOE and the Variable Interest Entity, and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC Governmental Agencies and officers of the Company (“Documents”).

The following terms as used in this Opinion are defined as follows:

“Governmental Agencies”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“Governmental Authorization”	means any approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agencies pursuant to any PRC Laws.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and amended on June 22, 2009.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“WFOE”	means Guangzhou Yatsen Global Co., Ltd.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Variable Interest Entiy”	means Huizhi Weimei (Guangzhou) Trading Co., Ltd.

In examination of the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry:

(a)	the genuineness of all the signatures, seals and chops;

(b)	the authenticity of the Documents submitted to us as originals, the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(c)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(d)	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(e)

that all information (including factual statements) provided to us by the Company, the WFOE and the Variable Interest Entity in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company, the WFOE and the Variable Interest Entity have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(f)	that all parties other than the WFOE and the Variable Interest Entity have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(g)

that all parties other than the WFOE and the Variable Interest Entity have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(h)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Governmental Agencies by lawful means; and

(i)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws.

I. Opinions

Based upon and subject to the foregoing and the disclosures contained in the Prospectus and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)

VIE Structure. Based on our understanding of the PRC Laws, we have advised the Company that, both currently and immediately after giving effect to the Offering, (i) the ownership structures of the WFOE and the Variable Interest Entity do not violate applicable PRC Laws; and (ii) the contractual arrangements among the WFOE, the Variable Interest Entity and its respective shareholders governed by PRC Laws are valid, binding and enforceable, and do not violate applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws, rules and regulations, and there can be no assurance that the PRC Governmental Agencies will not take a view that is contrary to or otherwise different from our opinion stated above.

The statements set forth in the Prospectus under the captions “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(2)

M&A Rules. We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by PRC companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of PRC.

We have advised the Company based on our understanding of the PRC Laws that the CSRC’s approval may not be required for the listing and trading of the Company’s ADSs on the New York Stock Exchange in the context of the Offering, given that (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules, (2) it’s uncertain whether the WFOE could obtain such approval; and (3) no explicit provision in the M&A Rules clearly classifies the contractual arrangements among the WFOE, the Variable Interest Entity and its respective shareholders as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

The statements set forth in the Prospectus under the captions “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(3)

Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have further advised the Company that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the Company’s directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against the Company in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against the Company in the PRC in accordance with PRC laws because the Company is incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares of the Company, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

(4)

Taxation. The statements set forth under the caption “Taxation” in the Registration Statement, insofar as they constitute statements of PRC tax law, are true and accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any tax law other than PRC tax law.

(5)

Statements in the Prospectus. The statements in the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Business”, “Management”, “Related Party Transactions”, “Regulation”, “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

II. Qualifications

This Opinion is subject to the following qualifications:

(a)

This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. This Opinion relates only to the PRC Laws in effect on the date hereof , and there is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)

This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(c)

This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

Zhong Lun Law Firm